SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                       Securities and Exchange Act of 1934


Date of Report: October 29, 1998
(Date of earliest event reported)


                    CAPCO America Securitization Corporation
             (formerly known as Nomura Asset Securities Corporation)
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


     Delaware                      33-48481-06              13-3672336
--------------------------------------------------------------------------------
(State or Other                    (Commission              (I.R.S. Employer
Jurisdiction of                    File Number)             Identification No.)
Incorporation


        Two World Financial Center, Building B, New York, New York 10281
--------------------------------------------------------------------------------
                      Address of Principal Executive Office


       Registrant's telephone number, including area code: (212) 667-9300

Item 5.   Other Events.

Recent Developments

     Following losses experienced by NACC's subsidiary, The Capital Company of America LLC ("CCA") and Nomura Holding America Inc. ("NHA") (NACC's parent), the Board of Directors (the "NSC Board") of the ultimate parent of all of these companies, Nomura Securities Co., Ltd. ("NSC"), on September 21, 1998 authorized NSC to provide additional capital to NHA (which, in turn, authorized a capital contribution to CCA) designed to substantially restore the total capitalization (shareholder's equity plus subordinated debt) of NHA and CCA to the levels that existed on April 1, 1998 (that is, approximately $843 million of subordinated debt and common shareholder's equity) in the case of NHA, and to the level that existed on June 29, 1998 (that is, approximately $500 million of common shareholder's equity) in the case of CCA.

     As of September 25, 1998, and as authorized by the NSC Board as described above, NSC made an equity investment in NHA of approximately $380 million, and acquired (through Nomura Global Funding plc) subordinated debt of NHA in the amount of approximately $250 million. Accordingly, NHA on or about that time received a total of approximately $628 million in cash from or at the direction of NSC and wired approximately $214 million of that amount to CCA as equity capital. Although the September 25, 1998 investment in CCA was intended to restore CCA's shareholder's equity to it's June 1998 level, a September 28, 1998 mark-to-market estimate of the value of CCA's assets indicated that the $214 million contributed to CCA was insufficient (by approximately $150 to $200 million) to restore CCA's capitalization to that level. NHA subsequently contributed additional equity of another $214 million to CCA, based on CCA's mark-to-market losses then estimated, sufficient to restore CCA's shareholder equity to approximately $500 million as of September 30, 1998. On October 22, 1998, NSC reported that its consolidated after-tax losses for the six-month period ending September 30, 1998 was $1,504,000,000 and NHA reported it had incurred a pre-tax loss of $1,160,000,000 for the same period. Following the report of those losses, NSC made an additional equity investment in NHA in the amount of $1,200,000,000.

     There can be no assurance that either CCA or NHA will not experience further losses, that NSC will provide additional capitalization to NHA or that NHA will contribute capital to CCA beyond what is currently authorized. In addition, current market uncertainty and volatility have had, and may continue to have, further significant adverse impact on the financial condition of CCA and NHA.

     In another development, Ethan Penner, who was appointed Chief Executive Officer and President of CCA at its formation on June 29, 1998, resigned that office and was appointed Vice Chairman of the Board of Directors of CCA on August 14, 1998. Mr. Penner resigned as Vice Chairman of the Board of Directors on September 16, 1998. Also, William Wraith, IV, the co-chief executive officer and co-president of NHA and the chairman of the Board of Directors of NSI, and Mark McGauley, the chief operating officer of NHA, have resigned from those positions and as members of the CCA Board of Managers.

     In another development, CRIIMI MAE Inc., the parent of CRIIMI MAE Services Limited Partnership (the "Special Servicer"), filed for bankruptcy law protection on October 5, 1998 under Chapter 11 of the U.S. Bankruptcy Code. As a result of that filing, Standard & Poor's Rating Services ("S&P") removed the
Special Servicer from its approved servicer list as a commercial asset manager/special servicer. Fitch IBCA, Inc. ("Fitch") placed the Special Servicer's rating of "Above Average" on "Rating Alert" with negative implications, stating that special servicing functions could be affected by the loss of personnel resulting from bankruptcy-related disruptions. With regard to the ratings on the Series 1998-D6 Certificates (the "Certificates"), Fitch and Moody's Investors Service, Inc. each affirmed its ratings for the Certificates. S&P stated that the developments have no immediate impact on the ratings for the Certificates. Duff & Phelps Credit Rating Co. ("DCR") placed the ratings for the Certificates on "Ratings Watch-Down." DCR has also reported that a new special servicer will be appointed as a result of a determination by the trustee for the Certificates that a special servicer event of default has occurred. Under the terms of the Pooling and Servicing Agreement, an affiliate of the Special Servicer, as holder of the most subordinate Class of Certificates, has the right to appoint the successor special servicer. In addition, on October 7, 1998, S&P lowered its subordinated debt rating on AMRESCO Inc., the parent of AMRESCO Services, L.P. (the "Servicer"), from "B" to "CCC+" and its long-term counterparty credit rating from "BB-" to "B." As a result of these rating downgrades, S&P revised its commercial loan servicer rating for the Servicer from "Strong" to "Average." The Servicer remains on S&P's approved list of servicers.

     Pursuant to the requirements of the Securities Act of 1934, the Registrant has duly caused this report to be signed on behalf of the Registrant by the undersigned thereunto duly authorized.


                                        CAPCO AMERICA SECURITIZATION CORPORATION


                                        By:           /s/ Perry Gershon
                                           ------------------------------------
                                                 Name:    Perry Gershon
                                                 Title:   Managing Director

Date:  October 29, 1998